                                                                    EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED   SIX MONTHS ENDED
                                                          JUNE 30,            JUNE 30,
                                                       1996     1997       1996       1997
                                                     -------  -------    -------   -------
PRIMARY AND FULLY DILUTED:

WEIGHTED AVERAGE SHARES OUTSTANDING................    9,451      9,451      9,451      9,451
ASSUMED EXERCISE OF SERIES A AND B STOCK OPTIONS
  (TREASURY STOCK METHOD)..........................       --         --         --        --
                                                     -------    -------    -------     ------
TOTAL COMMON SHARE EQUIVALENTS.....................    9,451      9,451      9,451      9,451
                                                     =======    =======    =======     ======

NET INCOME (LOSS)..................................  $(3,741)   $(3,405)   $(4,826)   $(6,404)
                                                     =======    =======    =======     ======

PER SHARE AMOUNTS  -- PRIMARY AND FULLY DILUTED:

NET INCOME (LOSS)..................................  $ (0.40)   $ (0.36)   $ (0.51)   $ (0.68)
                                                     =======    =======    =======     ======
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